                                                                 EXHIBIT 99.1




NEWS RELEASE
FOR IMMEDIATE RELEASE

For More Information:          William W. Lesikar
                               Chief Financial Officer
                               972-233-9906
                               www.devxenergy.com


                        DEVX ENERGY CLOSES OTTAWA OFFICE
                             AND REALIGNS MANAGEMENT


DALLAS, TEXAS -- AUGUST 31, 2001 -- DevX Energy, Inc. (Nasdaq:DVXE) announced today that in order to consolidate and streamline management and administrative functions into its Dallas headquarters, it is closing its Ottawa, Canada office.
E. J. Munden, currently DevX's Ottawa-based President and Chief Executive Officer and leading Founder of DevX's predecessor, has chosen not to relocate to DevX's Dallas headquarters and will be leaving the Company August 31, 2001. Brian J. Barr, the Company's General Counsel based in Ottawa, has also chosen not to relocate to Dallas and will be leaving the Company during the fall.

Chairman Joseph T. Williams will assume the additional positions of President and Chief Executive Officer effective September 1, 2001. Mr. Williams said, "We appreciate the contribution Messrs. Munden and Barr have made. It is understandable that as Canadian citizens they have chosen to remain in Canada. We wish them well in their future endeavors."

Additionally, two vice presidents have been promoted to senior vice president positions with realigned responsibilities. Ron Idom will become Senior Vice President, Operations, and will have responsibility for drilling and production operations, engineering, exploration and land activities. William W. Lesikar will become Senior Vice President and Chief Financial Officer. He will manage accounting, finance, legal and other administrative functions. Williams added, "Both Ron and Bill are well qualified for their respective responsibilities. We are fortunate to have in-house management that is capable of performing in expanded roles."

DevX Energy, Inc. is an independent energy company engaged in the exploration, development, exploitation and acquisition of on-shore oil and natural gas properties in conventional producing areas of North America. Our properties are concentrated in five producing areas or basins and over 50% of our proved reserves are concentrated in south and east Texas.

We make forward-looking statements in this document, and in our public documents to which we refer, that are subject to risks and uncertainties in addition to those set forth above. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those we express in our forward-looking statements. These and other risks are described in the company's publicly filed documents and reports that are available from the company and from the SEC.